Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this registration statement on Form S-11 of our report dated February 27, 2026, relating to the financial statement of Blackstone Digital Infrastructure Trust Inc. (formerly known as Keystone REIT Inc.). We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ Deloitte & Touche LLP

New York, New York

April 10, 2026